Exhibit 8.1
Porter & Hedges, l.l.p.
ATTORNEYS AND COUNSELORS AT LAW
1000 MAIN, 36TH FLOOR
HOUSTON, TEXAS 77002

MAILING ADDRESS:
TELECOPIER (713) 228-1331	P.O. BOX 4744
TELEPHONE (713) 226-6000	HOUSTON, TX 77210-4744
August 9, 2005
PetroQuest Energy, Inc.
PetroQuest Energy, L.L.C.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508

Re:	$150,000,000 10 3/8% Senior Notes Due 2012
of PetroQuest Energy, Inc. and PetroQuest Energy, L.L.C.
Ladies and Gentlemen:
     We have acted as special counsel to PetroQuest Energy, Inc., a Delaware corporation and PetroQuest Energy, L.L.C., a Louisiana limited liability company (collectively, the “Companies”), in connection with the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $150,000,000 aggregate principal amount of 10 3/8% Senior Notes due 2012 to be offered by the Companies in exchange (the “Exchange Offer”) for a like principal amount of their issued and outstanding 10 3/8% Senior Notes due 2012.
     In arriving at the opinion expressed below, we have examined the Registration Statement, including the prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.
     Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth herein, the description of the United States federal income tax consequences appearing under the heading “Certain U.S. Federal Income Tax Considerations” in the prospectus contained in the Registration Statement constitutes our opinion of the material United States federal income tax consequences of the Exchange Offer.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court.

PetroQuest Energy, Inc.
PetroQuest Energy, L.LC.
August 9, 2005

Further, we express no opinion as to the laws of any jurisdiction other than the law of the United States of America. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Porter & Hedges, L.L.P.
PORTER & HEDGES, L.L.P.